Exhibit 99.1

NUCRYST™
PHARMACEUTICALS

# The Power Behind Our Technology

Silver crystals when they occur in nature are generally larger than one micron (1000 nanometers) in size

Microcrystalline silver has long been recognized as an antimicrobial agent

Silver crystals in our unique nanocrystalline silver are less than 50 nanometers in size

Our patented technology enables us to convert microcrystalline silver into an atomically disordered nanocrystalline structure

The advantages of Nucryst's unique silver

- Releases silver ions faster and in greater quantities than naturally occurring microcrystalline silver
- Can release nanosized silver particles over a sustained period of time
- Has a more rapid antimicrobial and more potent anti-inflammatory effect than naturally occurring microcrystalline silver

**Revenue Growth ($Millions)**
Excludes milestone payments

$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
2002
2003
2004
2005
2006

To Our Shareholders:

2006 marked our first year as a publicly-traded company with a growing medical device business and a promising pipeline of pharmaceutical products based on our proprietary nanocrystalline silver technology.
We closed 2006 with a strong balance sheet with $18.9 million in cash and cash equivalent Product revenue for the year was $24.4 million compared to $18.6 million excluding milestone payments.

Our SILCRYST business develops and manufacture innovative medical device that fight infection and inflammation based on our patented atomically disordered nanocrystalline silver technology. The wound care dressings that we invented and licenced to Smith & Nephew plc, one of the world’s leading advanced wound care companies are now sold in 30 countries around the world under its ActicoatTM trademark. These antimicrobial barrier dressings are cleared for sale by the U.S. Food & Drog Administration (FDA). Health Canada European Union and many other health care regulators. These dressings with our SILCRYSTTM costing are used in hospitals, clinics bum centers, doctors’ offices, home healthcare agencies and nursing homes to combat infection in a wide variety of wounds, including life threatening burns and chronic wounds.

Our relationship with Smith & Nephew over the past five years has established their Acticoat™ dressings with our SILCRYSTTM costing as a leading antimicrobial technology in the wound care market According to Smith & Nephew’s year-end results, sales of ActicoatTM dressings grew 9% in 2006.

In 2007, we plan to continue our work with Smith & Nephew to promote the growth and success of the ActicoatTM family of products with our SILCRYSTTMcoating.

We have developed a powder form of our proprietary nanocrystalline silver for use as an active pharmaceutical ingredient or API, known as NPI 32101 We believe that by harnessing the demonstrated anti-infective and anti-inflammatory properties of NPI 32101, it can be developed to treat a wide range of conditions requiring products that fight infection and inflammation.

ActicoatTM is trademark of Smith & Nephew plc
SILCRYSTTM is a trade mark of NUCRYST Pharmaceuticals Corp.

By focusing our resources in 2007, we intend to make meaningful progress in both medical devices and pharmaceutical product development while preserving our strong balance sheet.
We are developing an antimicrobial gel containing our nanocrystalline silver and we will continually seek new ways to make our manufacturing process more efficient.
In respect of our topical formulation containing NPI 32101 that was originally studied as a drug to treat atopic dermatites, we are pursuing a 510(k) clearance from the FDA to market this cream formulation as an antimicrobial barrier to infection. We filed a 510(k) application with the US Food & Drug Administration in December 2006. if FDA clearance is received, we intend to seek a partner with a specialized dermatology sales force to bring the product to market.
Clinical studies have demonstrated a strong safety profile for our NPI 32101 cream in both adults and children, leading us to believe our NPI 32101 cream has potential in a variety of skin conditions. Formulation for the NPI 32101 cream is stable and cosmetically acceptable. In addition, NPI 32101 has been shown through in vitro testing to kill gram positive and gram negative bacteria, yeasts, molds and fungi and the cream has also demonstrated anti-inflammatory activity in preclinical studies.
Ws will also continue with our preclinical research with NPI 32101 for gastrointestinal diseases. The results of the preclinical study that we presented at the 71st American College of Gastroenterology have been accepted for publication in a peer-reviewed journal. We will continue to research NPI 32101 for ulcerative colitis and intend to seek an early stage pharmaceutical partnership. As well, we are currently undertaking further pre-clinical research to identify product opportunities in gastroenterology beyond ulcerative colitis where our work-to-date can be leveraged.
On behalf of the Board of Directors, I would like to thank our employees for their spirit and dedication over the past year. I would also like to thank our shareholders for their commitment during the past year.
Sincerely,
Scott H. Gillis
President & CEO

Board of Directors and Corporate Information
Shareholder Information
Board of Directors
Barry M. Heck
Non-Executive Chairman of the Board
President & CEO, The Westaim Corporation
Neil Carragher1,2,3
Chairman of The Corporate Partnership Ltd.
Dr. Roger G. H. Downer2,3
President and Vice Chancellor of
the University of Limerick
Scott H. Gillis
President & CEO, NUCRYST Pharmaceuticals Corp.
David Poorvin, PhD 1,2,3
Consultant
Richard W. Zahn1,2
Private Businessman and Consultant
1. Member of the audit committee
2. Member of the human resources and compensation committee
3. Member of the corporates governance and nominating committee
Investor Relations
David Wills
Tel: (416) 504-8464
Fax:(416) 504-4042
E-mail: info@nucryst.com
Stock Information
Traded on NASDAQ under the symbol NCST
Traded on The Toronto Stock Exchange
under the symbol NCS
Transfer Agent
Computershare Trust Company of Canada
500, 530 – 8th Avenue SW
Calgary, Alberta T2P 358
Tel: 1-888-267-6555
E-mail: service@computershare.com
NUCRYST Pharmaceuticals
Annual General Meeting
Thursday May 3, 2007
10:00 a.m.
Hilton Boston Financial District
Kellogg Ballroom
89 Broad Street
Boston, MA
Corporate Information
Executive Officers
Scott H. Gillis
President and Chief Executive Officer
Eliot M. Lurier, CPA
Vice President, Finance and Administration.
Chief Financial Officer
Paul J. Schechter, MD, PhD
Vice President, Drug Development and
Regulatory Affairs, Chief Medical Officer
David C. McDowell
Vice President, Manufacturing Operations
Carol L. Amelio
Vice President, General Counsel and
Corporate Secretary
Katherine J. Turner, PhD
Vice President, Research
Offices
Corporate Office and Pharmaceutical
Research & Development Headquarters
50 Audubon Road
Suite B
Wakefield, Massachusetts 01880
Tel: (781) 224-1444
Fax: (781) 246-6002
E-mail: info@nucryst.com
www.nucryst.com
Manufacturing and Nanocrystalline
Technology Research &
Development Facility
10102 – 114 Street
Fort Saskatchewan, Alberta TBL 3W4
Tel: (780) 992-5500
Fax: (780) 992-5501